Exhibit 10.16

Veracyte

August 9, 2011

John Hanna
7118 Bonita Drive, Suite 402 Miami Beach, FL 33141

Dear John:

We are uniformly impressed with your abilities and experience, and we are excited to extend an offer of employment. We hope you find the opportunity to be compelling and we look forward to having you join us. We believe we can provide an environment in which you may continue your professional growth while making key contributions to the success of Veracyte. We are, therefore, pleased to offer you the position of Director of Global Health Care Policy & Governmental Affairs. Your responsibilities will broadly cover driving Veracyte's efforts for insurance policies to cover our Afirma product, leading the understanding of changes to insurance policies, and creating plans to respond to them. This role will help the company achieve both short and long term business objectives. In this role, you will report to Chris Hall, Chief Commercial Officer. You should note that the Company may modify job titles and reporting relationships from time to time as it deems necessary.

The terms of this offer are as follows:

1.
You will receive a base salary of $130,000.00 per year ($5,416.67 per pay period), less all applicable taxes and withholdings paid in accordance with Veracyte's established payroll schedule, presently semi monthly.

2.
You will receive a bonus of 1.5 cents for every ten new covered lives in the U.S., paid semi annually in July and January based on the previous six months. The bonus will be calculated by determining the growth in covered lives, which is the. difference between the number of commercial, Medicaid and Medicare Advantage lives for which a positive coverage determination is achieved at the beginning of the bonus period and the end of the period. Medicare fee-for-service lives will be excluded from the bonus plan unless you have a significant role in supporting the team in achieving a positive coverage determination for the Medicare population.

3.	You will be eligible for medical, dental and vision benefits, and participation in the Company's 401(k) plan, which will be further detailed in a separate conversation with Human Resources.

4.	You will be eligible for paid time off and company paid holidays in accordance with Veracyte's established policies. These and other policies are explained fully in the Company's employee handbook.

5.
The Company's Board of Directors has agreed to offer significant equity participation to the members of its founding team. Consistent with this philosophy, if you decide to join the Company, you will be granted the option to purchase 65,000 shares of the Common Stock of Veracyte as recommended and approved by the Company's Board of Directors at its next regularly scheduled meeting following commencement of your full-time employment with Veracyte. The price per share will be equal to the fair market value of the Common Stock on the date of grant, as determined by the Company's Board of Directors. The vesting schedule will be 1/4 of the shares vesting on the first anniversary of your employment, and then 1/48 of the shares vesting each month for the next 36 months.

6.
In accordance with Federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. This documentation must be provided to the Company within three (3) business days of your date of hire, or the Company may terminate its employment relationship with you.

7.
In accordance with the law, employment with the Company is at-will, and may be terminated at any time by you or the Company, with or without cause and with or without notice. However, if employment is terminated by you, the Company requests that you provide a minimum two weeks' notice, or as much notice as possible.

8.
Employment with the Company is contingent upon your signature of, and compliance with, its At-Will Employment, Confidential Information and Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment with the Company, as well as non-disclosure of Company proprietary information. This agreement outlines, among other provisions, a requirement for resolution by binding arbitration of any dispute arising out of our employment relationship. This arbitration requirement is described in detail in the aforementioned agreement, a copy of which is enclosed with this offer. A signed copy of this agreement must be received by the Company prior to your first day of employment.

To accept the Company's offer, please sign and date this letter in the space provided below; a duplicate original is enclosed for your records. This offer expires Tuesday, August 16, 2011. Your start date is to be determined, but preferably no later than Tuesday, September 6, 2011. This letter, together with any agreements relating to proprietary rights as herein described, sets forth the terms of your employment with the Company, and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter including, but not limited to, its at-will employment provision, may not be modified or amended except by written agreement signed by an Officer of the Company and you.

We look forward to your acceptance of this offer, and to working with you at Veracyte, Inc. If you have any questions about this offer or its terms, please feel free to contact me directly at 650-243-6302.

Sincerely,
/s/ Bonnie Anderson
Bonnie Anderson
Chief Executive Officer

Agreed to and accepted:
Signature:	/s/ John Hanna
Printed Name:	John Hanna
Date:	9/12/11

Enclosures:	Duplicate Original letter
At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement

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